AMENDMENT NO. 1
                                 ---------------

                  AMENDED AND RESTATED STOCK PURCHASE AGREEMENT
                  ---------------------------------------------


Amendment No. 1 to the Amended and Restated Stock Purchase Agreement dated March 24, 2000 ("Amendment"), by and among Asia Web Holdings, Inc. (formerly, AcuBid.Com Inc.), a Delaware Corporation with its principal executive offices located at 1947 Camino Vida Roble, Suite 102, Carlsbad, California 92008 (hereinafter "AWHI"), AcuBid Acquisition Corp., a Delaware Corporation wholly owned by AWHI ("Acquisition Corp."), PT. Jaring Data Interaktif, an Indonesian Corporation with its principal offices located at Wisma Indovision, Mezzanine Floor, JL. Raya Panjang Z/111 Green Garden, Jakarta 11520, Indonesia ("JDI") and Alanberg Pte. Ltd., a Singapore corporation ("Seller" or "Alanberg"), having assumed all of the duties, rights, and obligations of Adisatrya Suryo Sulisto ("Sulisto") under this Stock Purchase Agreement pursuant to a Sale and Purchase Agreement dated June 12, 2000 between Sulisto and Alanberg and attached as Exhibit A to this amendment.

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, AWHI and Acquisition Corp. on the one hand and JDI and Seller on the other hand entered into an Amended and Restated Stock Purchase Agreement on March 24, 2000; and,

         WHEREAS, the parties desire to enter into an amendment of Article III of the Amended and Restated Stock Purchase Agreement;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties and conditions herein contained, the parties hereto agree that Article III of the Amended and Restated Stock Purchase Agreement is amended as follows:

         ARTICLE III - ADJUSTMENT OF PURCHASE PRICE SHALL BE AMENDED AS FOLLOWS:
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         3.1. Seller contemplates arranging for Selim K. Zilkha Trust ("Zilkha")
to purchase 1,000,000 shares (the "Additional Shares") of AWHI Series B Convertible Preferred Stock (convertible to 5,000,000 common shares) at $10.00 per share (the "Preferred Shares"), for an aggregate cash purchase price of $10,000,000. Additionally, as part of the purchase of the Preferred Shares, Zilkha will receive a warrant to purchase an additional 5,000,000 shares of common stock at $2.00 per share for the first three years after the Closing Date as defined in Article IX of the Amended and Restated Stock Purchase Agreement, and $4.00 per share (the "Warrant Shares") for an additional two years thereafter. Zilkha will also receive a warrant to purchase additional 2,000,000 shares of common stock at $5.00 per share for a period of five years after the Closing Date as defined in Article IX of the Amended and Restated Stock Purchase Agreement. AWHI agrees to issue and sell the additional shares and the warrant shares to Zilkha at such price subject to Zilkha making the same investment representations required of Seller under Section 4.20 of the Amended and Restated Stock Purchase Agreement. The Amended and Restated Stock Purchase Agreement is made in part for the benefit of Zilkha, and Zilkha shall be entitled to all rights, remedies, and other benefits under the Amended and Restated Stock Purchase Agreement to which Seller is entitled, on a pro rata basis, in accordance with the number of shares of AWHI Common Stock issued or to be issued each. Such rights, remedies and other benefits shall include, without limitation all representations, warranties, covenants, and agreements of AWHI and Acquisition Corp. hereunder and all registration rights granted to Seller under this Agreement. The parties acknowledge that Zilkha may transfer some or all of the Additional Shares to the children or grandchildren of Selim K.

Zilkha, or to trusts for their benefit, subject to such transferees making the same investment representations required of Seller under Section 4.20 of this Agreement.

         IN WITNESS WHEREOF, the parties have duly executed that this Amendment on this 20th day of June, 2000.

                                   ASIA WEB HOLDINGS, INC.


                          By:      /s/ Michael A Schaffer
                                   ---------------------------------------------
                                   Michael A. Schaffer, Chief Executive Officer


                                   ACUBID ACQUISITION CORP.


                          By:      /s/ Michael A Schaffer
                                   ---------------------------------------------
                                   Michael A. Schaffer, President


                                   PT. JARING DATA INTERAKTIF


                          By:      /s/ Dicky I. Dinata
                                   ---------------------------------------------
                                   Dicky I. Dinata, President Director


                                   ALANBERG PTE. LTD.:


                          By:      /s/ Noorjahan Meurling
                                   ---------------------------------------------
                                   Noorjahan Meurling, Director


WITNESSES:

1.    /s/ Lawrence Schaffer                2.    /s/ Joanna Longe
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      Lawrence Schaffer                          Joanna Longe
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